SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TRAILER BRIDGE, INC.
(Name of Registrant as Specified in Its Charter)

_________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TRAILER BRIDGE, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Trailer Bridge, Inc.:

The annual meeting of Stockholders of Trailer Bridge, Inc., a Delaware corporation (the “Company”), will be held at the Hampton Inn, 6530 Isla Verde Road, Carolina, Puerto Rico, at 10:00 am on Wednesday, May 17, 2006 for the following purposes:

(1)     To elect seven directors of the Company to hold office until the next annual meeting of stockholders; and

(2)     To approve the Amendment to the Company’s Stock Incentive Plan recommended by the directors; and

(3)     To transact such other business as may properly be presented at the annual meeting or any adjournment thereof.

A proxy statement with respect to the annual meeting accompanies and forms a part of this Notice. The Company’s Annual Report to Stockholders for the year ended December 31, 2005 also accompanies this Notice.

The Board of Directors has fixed the close of business on April 10, 2006, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. Each holder of shares of the Company’s Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date.

By order of the Board of Directors,

  WILLIAM G. GOTIMER, JR.
Executive Vice President,
General Counsel and Secretary

Jacksonville, Florida
April 24, 2006

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

TRAILER BRIDGE, INC.
10405 NEW BERLIN ROAD EAST
JACKSONVILLE, FLORIDA 32226

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Trailer Bridge, Inc., a Delaware corporation (the “Company”), of proxies for use at the 2006 annual meeting of Stockholders of the Company to be held on Wednesday, May 17, 2006, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 19, 2006.

The Company’s common stock, $.01 par value (the “Common Stock”) is the only issued and outstanding class of common stock. Only stockholders of record at the close of business on April 10, 2006 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 11,780,530 shares of Common Stock outstanding and entitled to vote.

VOTING RIGHTS AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on all proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

Each share of Common Stock is entitled to one (1) vote. The holders of a majority of the shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not present or represented at the Annual Meeting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and such election inspectors will determine whether or not a quorum is present.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2006 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Common Stock having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Certificate of Incorporation, the Company’s By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Jacksonville.

The Company does not have a formal policy requiring directors to attend annual meetings, which typically are held on the date of a regularly scheduled board meeting. Five directors attended the 2005 annual meeting.

ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s By-laws, is currently seven. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director serves as a director of the Company as of the date of this Proxy Statement. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board of Directors.

A majority of the Company’s Board of Directors are independent, as defined by NASDAQ. The Board of Directors has determined that Nickel van Reesema, Peter Shaerf, Allen L. Stevens and Robert P. Burke, each of whom is standing for re-election at the Annual Meeting, qualify as independent directors, as defined by NASDAQ.

Nominees for Election as Directors

Name	Age	Business Experience During the Past Five Years and Other Information
John D. McCown	51
		Mr. McCown, a director since 1991, has served as the Chairman of the Board and Chief Executive Officer of Trailer Bridge since 1995. Prior to 1995, Mr.McCown was Vice President of the Company. In addition to his role at Trailer Bridge, he was formerly President, Chief Executive Officer and a director of affiliate Kadampanattu Corp. He was also a director of Purcell Co., Inc., an affiliate, from 1992 to 2004. Mr. McCown worked with Malcom P. McLean, the founder of Trailer Bridge, in various capacities since 1980 and was co-executor of his Estate from 2001 to 2004. Prior to his involvement in the transportation field, he was a national accounts corporate loan officer for a New York City bank. Mr. McCown is a graduate of Harvard Business School (Master in Business Administration, 1980), Louisiana State University (Bachelor in Business Administration, 1975) and Marion Military Institute (Associate in Business Administration, 1974). Mr. McCown currently serves as a director of Firstmark Corporation, an aerospace company in Durham, North Carolina.
Malcom P. McLean Jr.(1)	54
		Mr. McLean a director since May 2002, is the owner of MPM Investments and the President of MPM Properties, Inc., a commercial real estate development company in Alabama. Since 1987, he has owned and managed various businesses in the restaurant and real estate field. From 1978 to 1986, Mr. McLean worked in various capacities at U.S. Lines, Inc., a large international container shipping company, where he was President from 1984 to 1986. Mr. McLean is the son of the late founder of Trailer Bridge and the brother-in-law of Greggory B. Mendenhall. He was also a director of Kadampanattu Corp.

Greggory B. Mendenhall(1)	61
		Mr. Mendenhall, a director since May 2002, is special counsel with the law firm of Sheppard, Mullin, Richter & Hampton LLP. Prior to 2003 he was managing partner of the New York office of Schnader Harrison Segal & Lewis LLP, where he had practiced law for more than ten years. Mr. Mendenhall worked at U.S. Lines, a large international container shipping company, where he was Vice President, Marine Operations from 1980-1986. Mr. Mendenhall has been involved in the maritime industry since 1980 and currently represents various companies in the industry. Mr. Mendenhall has a JD from The George Washington University Law School and a BA from Brigham Young University. Mr. Mendenhall was formerly the President of Kadampanattu Corp. and his spouse was a director of Kadampanattu Corp.
Robert P. Burke	47
		Mr. Burke became a director in August 2005. Mr. Burke was most recently the CEO of Great Circle Capital, a $120 million private equity firm specializing in marine transportation investments that funded by the Overseas Private Investment Corporation, an independent development agency, and private investors. Mr. Burke serves on both the Audit and Nominating Committees.

Name	Age	Business Experience During the Past Five Years and Other Information
Peter S. Shaerf	51
		Mr. Shaerf, a director since April 19, 2002, is a Managing Director of AMA Capital Partners LLC, an investment bank specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company. Since 1980, he has been a partner of The Commonwealth Group, a brokerage and consulting company that specializes in the liner shipping industry. Mr. Shaerf currently serves as a director of General Maritime Corp (NYSE) and TBS International, which is expected to list on the NYSE in April 2006. Mr. Schaerf is a Director of the Containerisation and Intermodal Institute and Vice-Chairman of the government-sponsored Short Sea Shipping Cooperative. Mr. Schaerf has a BA in international business from London Guildhall University. Mr. Shaerf serves on the Compensation, Audit and Nominating Committees.
Allen L. Stevens	62
		Mr. Stevens, a director since May 2002, is President of Stevens Industries, Inc., a company with interests in Great Lakes shipping, grain cargo handling and real estate. Mr. Stevens has been involved in the maritime industry for over 30 years, initially in the financial planning area at Sea-Land Service and subsequently as the Chief Financial Officer and board member at McLean Industries, Inc., a large holding company with interests in container shipping and real estate. He is a graduate of the University of Michigan and Harvard Law School. Mr. Stevens also serves as a partner of Club Quarters, an urban business hotel entity he helped co-found. Mr. Stevens serves on the Compensation, Audit and Nominating Committees.
Nickel van Reesema	56
		Mr. van Reesema, a director since June 2001, is the President and principal owner of Strong Vessel Operators, LLC, formerly Van Ommeren Shipping (USA) LLC, a U.S. flag ship owning company based in Stamford, Connecticut. Mr. van Reesema joined Royal Van Ommeren in The Netherlands in 1973 and became President of its U.S. subsidiary in 1979. He became a U.S. citizen in 1989 and with other management purchased VOSUSA in 1997. Mr. van Reesema is also the Chief Operating Officer of Pasha Hawaii Transport Lines LLC, which owns and operates a United States-flagged 4,300 PCTC engaged in trading between the United States mainland and Hawaii. Mr. van Reesema serves on both the Compensation and Nominating Committees.

(1)     Mr. Mendenhall and Mr. McLean are brothers-in-law.

The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

EXECUTIVE OFFICERS OF THE COMPANY

Executive officers of the Company serve at the will of the Board of Directors. The executive officers of the Company are as follows:

NAME	AGE	POSITION
John D. McCown	51	Chairman of the Board and Chief Executive Officer
Ralph W. Heim	59	President and Chief Operating Officer
William G. Gotimer, Jr	46	Executive Vice President, General Counsel and Secretary
David A. Miskowiec	58	Vice President of Sales
J. Edward Morley	58	Vice President of Operations
Mark A. Tanner	54	Vice President of Administration and Chief Financial Officer
Robert van Dijk	59	Vice President of Pricing
Adam E. Gawrysh, Jr.	39	Vice President of Inland Transportation

Mr. Heim has served as President since November 1995 and Chief Operating Officer since January 1992. From May 1991 until November 1995, Mr. Heim served as Vice President of the Company. Prior to joining Trailer Bridge in 1991, Mr. Heim worked at Crowley Maritime Corporation for five years in various operating capacities primarily related to its Puerto Rico service. His other transportation experience includes more than 15 years with Sea-Land, Puerto Rico Marine Management and U.S. Lines in diverse domestic and international assignments. Mr. Heim graduated from Jacksonville University with a B.S. in Business Management.

Mr. Gotimer was appointed Executive Vice President in April 2003 and has served as General Counsel since 1991. Mr. Gotimer also acts as legal counsel on certain matters for the Estate of Malcom P. McLean. Mr. Gotimer served as a director of the Company from 2001 to August 2005. Prior to the Company’s purchase of Kadampanattu Corp. in December 2004 he was a director, Vice President and General Counsel of Kadampanattu Corp. His previous experience includes legal counsel with British Airways, Plc., Pan American World Airways and McLean Industries. Mr. Gotimer has an LLM degree in Taxation from New York University School of Law and both a JD and B.S. degree in accounting from St. John’s University.

Mr. Miskowiec has served as Vice President of Sales since November 1998. Prior to joining Trailer Bridge in 1997, Mr. Miskowiec worked at Crowley American Transport where he held a variety of sales and management positions. From 1994 until 1997 he served as Director of Corporate Accounts, Director of Puerto Rico Trade and Area Manager Commodity Sales for Crowley American Transport. Mr. Miskowiec graduated from the University of Minnesota with a B.A. in Political Science.

Mr. Morley has served as Vice President of Operations since July 1992 and is responsible for marine and terminal operations. Prior to joining Trailer Bridge in 1991, Mr. Morley was with Sea-Land where he was responsible for operations in Puerto Rico from 1990 to 1991.

Mr. Tanner, a CPA, has served as Vice President of Administration and Chief Financial Officer since January 1992. Mr. Tanner joined Trailer Bridge in 1991 from Crowley Maritime Corporation where he held various financial management positions for over four years. His prior experience includes three years as Manager of Corporate Planning and Development for a large publicly held company and five years experience in public accounting. Mr. Tanner graduated from the University of North Florida with a B.B.A. degree in accounting.

Mr. van Dijk has served as Vice President of Pricing since July 1992 and directs all pricing related activities. Prior to joining Trailer Bridge in 1991, Mr. van Dijk worked for Crowley Maritime Corporation, where he directed pricing for the Puerto Rico service. Mr. van Dijk’s pricing related experience includes over 30 years with American Transport, U.S. Lines, Weyerhauser Shipping, Sea-Land and Holland America Lines.

Mr. Gawrysh has served as Vice President Inland Operations since September 2005 and directs all inland transportation operations. Prior to joining Trailer Bridge in 1992, Mr. Gawrysh spent three years in various sales positions with several Less Than Truckload transportation companies. Since joining Trailer Bridge he has held positions in the sales and inland transportation areas. Mr. Gawrysh graduated from Western Illinois University with a Bachelor of Science.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions as well as to directors, officers and employees generally. The code of ethics is available on the Company’s website at www.trailerbridge.com. The Company intends to disclose any amendments to, or waivers of, its code of ethics on its website.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During the year ended December 31, 2005, the Board of Directors met eight times, the Audit Committee met four times, and the Compensation Committee met five times. During 2005, all directors attended at least 75% of the meetings of the Board of Directors and of the committees thereof on which they served.

The Board of Directors established a Nominating Committee in 2006. Messrs. Burke, Shaerf, Stevens and Van Reesema, each of whom is independent under NASDAQ rules, serve on the Nominating Committee. The Nominating Committee operates under a written charter, which is included as Appendix B to this proxy statement.

The Board of Directors, with the concurrence of the Nominating Committee, will consider written recommendations from shareholders for nominees for director. Shareholders wishing to submit names for consideration should submit the following to the Corporate Secretary, at the Company’s address set forth on page 1 of this proxy statement:

* Biographical information about the candidate and a statement about his or her qualifications;

* Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

* The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of Common Stock beneficially owned by each.

Stockholders should submit written recommendations in the time frame described under the caption “Stockholder Proposals and Communications with the Board of Directors” below.

The Board of Directors, with the concurrence of the Nominating Committee, will apply the same criteria to all candidates it considers including any candidates submitted by stockholders. These criteria include independence, personal integrity, leadership skills, strategic thinking, education, professional experience, professional reputation, willingness to make a time commitment, and breadth of knowledge about matters affecting Trailer Bridge and its industry. There are no stated minimum criteria for director nominees. Rather, the Board of Directors, of the Nominating Committee, will look for skills and experience that will complement the board’s existing make-up.

The Nominating Committee, evaluates incumbent directors to determine whether they should be nominated to stand for re-election, based on the types of criteria outlined above as well as the directors’ contributions to the board during their current term. All nominees for 2006 are incumbent directors. When vacancies develop, Nominating Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Nominating Committee deems it appropriate, it may engage a third-party search firm. Nominating Committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more board members, including independent members and senior management.

The duties of the Audit Committee, which operates under a written charter adopted by the Board of Directors, are, among other things, to oversee the Company’s internal control structure; review the Company’s financial statements and other financial information to be included in the Company’s 10-K and annual report to stockholders; select the independent auditors for the Company; and review the Company’s annual audit plan. The Audit Committee is comprised of Allen L. Stevens, who acts as its Chairman, Robert P. Burke, and Peter Shaerf, each of whom is “independent” under NASDAQ rules.

The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company’s officers; to exercise the authority of the Board of Directors concerning the Company’s Stock Incentive Plan; and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Stevens, van Reesema and Shaerf.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) each director or nominee for director of the Company, (ii) the executive officers of the Company named in the table under “Compensation of Directors and Executive Officers — Summary Compensation Table,” (iii) all directors, nominees and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Common Stock as of April 1, 2006. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Common Stock indicated as beneficially owned by them, except as otherwise noted.

Name(1)	Outstanding Common Stock	Right to Acquire Common Stock		Common Stock and Right to Acquire Common Stock	Percent(2)	Percent of Outstanding Voting Stock
Greggory B. Mendenhall	1,480,935	--		1,480,935	12.6%	12.6%
Malcom P. McLean, Jr	1,457,594	--		1,457,594	12.4%	12.4%
Nancy McLean Parker	1,438,923	--		1,438,923	12.2%	12.2%
Clara L. McLean	1,334,500	--		1,334,500	11.3%	11.3%
Irena Z. McLean(4)(5)	1,050,752	--		1,050,752	8.9%	8.9%
John D. McCown	943,900	628,000	(3)	1,571,900	13.3%	8.0%
Estate of Malcom P. McLean	628,000	--		628,000	5.3%	5.3%
William G. Gotimer	71,442	146,425	(6)	217,867	1.8%	*
Ralph W. Heim	31,100	346,575	(6)	377,675	3.1%	*
Mark A. Tanner	15,100	148,425	(6)	163,525	1.4%	*
Robert Van Dijk	5,100	143,425	(6)	148,525	1.2%	*
J. Edward Morley	5,400	143,425	(6)	148,825	1.2%	*
David A. Miskowiec	5,100	83,978	(6)	89,078	*	*
Adam E. Gawrysh, Jr	100	10,591	(6)	10,691	*	*
Robert P. Burke	24,000	--		24,000	*	*
Nickel van Reesema	--	7,500	(7)	7,500	*	*
Peter S. Shaerf	--	4,889	(7)	4,889	*	*
Allen L. Stevens	81,600	--		81,600	*	*
All directors, nominees and	4,121,371	1,666,233		5,784,604	45.1%	35.0%
executive officers as a group
(14 persons)

* Less than 1%.

(1)     The address of each 5% owner is 10405 New Berlin Road E., Jacksonville, Florida 32226 unless shown otherwise shown in notes to the table.

(2)     The percentages in this column have been computed in accordance with Rule 13d-3 under the Exchange Act. Therefore, the percentages assume the acquisition by the person shown (but not by anyone else) of shares issuable upon exercise of stock options that are presently exercisable or become exercisable within 60 days.

(3)     Includes 628,000 shares subject to immediately exercisable options granted by Malcom P. McLean to Mr. McCown in May 1997.

(4)     The address of Irena Z. McLean is c/o McCullough, Goldberg & Staudt, LLP, 1311 Mamaroneck Avenue, Suite 340, White Plains, New York 10605.

(5)     Includes 294,952 shares that are held by a trust for the benefit of her nieces and nephews under Paragraph J of Article III of the Last Will and Testament of Malcom P. McLean, of which Irena Z. McLean is trustee. As trustee of the trust, Irena Z. McLean has sole voting and dispositive power over these shares. However, Mrs. McLean expressly disclaims beneficial ownership of these shares.

(6)     Consists of options to acquire shares under the Company’s Incentive Stock Plan that are presently exercisable or become exercisable within 60 days.

(7)     Consists of options to acquire shares under the Company’s Non-Employee Incentive Stock Plan that are presently exercisable or become exercisable within 60 days.

While the Company does not have a formal stock ownership policy for officers and directors, it encourages stock ownership as a means of aligning the interests of management and shareholders. As shown in the following table, officers and directors have purchased a total of 441,953 shares, and sold 6,711 shares in open market transactions, since the Company’s initial public offering in July 1997.

Year	Shares Purchased	Shares Sold
1997	4,400	--
1998	64,402	--
1999	38,536	--
2000	149,654	--
2001	26,400	--
2002	87,800	4,100
2003	32,350	--
2004	23,311	2,611
2005	8,700	--

2006 YTD	6,400	--

Totals	441,953	6,711

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2005 all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth a summary of the annual, long-term, and other compensation for services rendered to the Company for the years ended December 31, 2003, December 31, 2004 and December 31, 2005 paid or awarded to those persons who were, at December 31, 2005: (i) the Company’s chief executive officer, and (ii) the Company’s four most highly compensated executive officers other than the chief executive officer (collectively, including the Company’s chief executive officer, the “Named Executive Officers”).

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Long-Term Compensation Options/SARs (#)	All Other Compensation ($)(1)
John D. McCown	2005	298,320	76,453	--	--	1,509
Chairman of the Board and	2004	309,854	9,985	--	--	1,567
CEO	2003	298,320	--	--	--	881
William G. Gotimer, Jr.(2)	2005	262,500	76,453	--	--	7,155
Executive Vice President and	2004	152,404	9,985	--	--	5,192
General Counsel	2003	137,500	--	--	--	4,395
Ralph W. Heim	2005	205,000	110,237	--	--	16,858
President and	2004	212,885	17,247	--	--	16,984
Chief Operating Officer	2003	205,000	--	--	--	15,358
Mark A. Tanner	2005	137,500	76,453	--	--	15,621
Vice President of	2004	142,789	9,985	--	--	14,534
Administration and Chief	2003	137,500	--	--	--	13,707
Financial Officer
Robert Van Dijk	2005	137,500	61,453	--	--	16,091
Vice President of	2004	142,789	9,985	--	--	15,095
Pricing	2003	137,500	--	--	--	14,247

(1)     Represents the Company’s matching contribution to the Company’s Section 401(k) deferred compensation plan, car allowance and excess group life insurance premiums, respectively, as follows In 2003, Mr. McCown, $0, $0 and $881; Mr. Heim, $4,800, $8,700 and $1,858; Mr. Gotimer, $4,125, $0 and $270; Mr. van Dijk, $4,386, $8,700 and $1,161; and Mr. Tanner, $4,386, $8,700 and $621. In 2004, Mr. McCown, $0, $0 and $1,567; Mr. Heim, $6,020, $9,035 and $1,929; Mr. Gotimer, $4,771, $0 and $421; Mr. van Dijk, $4,854, $9,035 and $1,206; and Mr. Tanner, $4,854, $9,035 and $645. In 2005, Mr. McCown, $0, $0 and $1,509; Mr. Heim, $6,300, $8,700 and $1,858; Mr. Gotimer, $6,300, $0 and $855; Mr. van Dijk, $6,230, $8,700 and $1,161; and Mr. Tanner, $6,300, $8,700 and $621.

(2)    The portion of Mr. Gotimer's salary that was formerly paid by Kadampanattu Corp. in 2003 and 2004 was paid directly by the Company after the Company's purchase of Kadampanattu Corp.

Option/SAR Grants In Last Fiscal Year

There were no grants of stock options awarded during the year ended December 31, 2005, under the Company’s Stock Incentive Plan.

Aggregated Option/SAR Exercises in Last Year and Year-End Option/SAR Values

The following table provides information concerning options exercised under the Company’s Stock Incentive Plan by the Named Executive Officers during the year ended December 31, 2005, and the value at December 31, 2005, of unexercised options under the Company’s Incentive Stock Plan.

			Number of Unexercised Options at December 31, 2005	Value ($) of Unexercised In-the- Money Options at December 31, 2005
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
John D. McCown	--	--	0/0	0/0
Ralph W. Heim	--	--	346,575/12,000	944,172/79,680
William G. Gotimer, Jr	--	--	146,425/12,000	528,804/76,440
Robert van Dijk	--	--	143,425/10,000	509,694/63,700
Mark A. Tanner	--	--	148,425/10,000	509,694/63,700

Compensation of Directors

Directors who are not employees of the Company or shareholders of more than 5% of the Company’s Common Stock receive an annual retainer of $15,000 and $5,000 for each committee of the Board of Directors on which such director serves. The Chairman of the Audit Committee receives an additional annual fee of $2,500. All directors are reimbursed for expenses incurred in attending meetings. Directors who are employees of the Company do not receive additional compensation for such services.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee approves the policies under which compensation is paid or awarded to the Company’s executive officers. The Compensation Committee consists of three independent members of the Board.

Board of Directors Compensation Committee Philosophy & Description of Compensation Programs

The Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

The Company’s executive compensation program has three components — base salary, annual incentives, and incentive stock plan options. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

In reviewing base salaries of senior management for 2005 and salary compensation for 2006, including the salary of Mr. John D. McCown, the Company’s Chief Executive Officer, the Compensation Committee reviewed and considered (i) compensation information disclosed by similarly-sized publicly held transportation companies; (ii) the financial and operational performance of the Company in its market as well as the role and contribution of the particular executive with respect to such performance; and (iii) non-financial performance related to the individual executive’s contributions.

Base Salary: To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

Annual Incentive: The Company’s bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company’s customers. Bonus compensation is based upon a point system that allocates an overall bonus based upon Company pre-tax income. The allocation of points under this system is based upon the subjective decision of the compensation committee. Bonuses totaling $883,540 were granted related to 2005 under this plan.

Incentive Stock Plan Options: The Company’s Incentive Stock Plan Options serve to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. During 2005, no options were granted.

The Committee is reviewing the long term stock benefits plan in place to ensure that they are consistent with maximizing the building of stockholder value.

The committee met five times during the calendar year 2005 and in addition to review of Executives salaries and bonuses the committee also reviewed the level of compensation of the Directors and which Directors should receive fees.

COMPENSATION COMMITTEE:

Nickel van Reesema Allen L. Stevens Peter S. Shaerf

Compensation Administration

The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The integrity of the Company’s compensation program relies on an annual performance evaluation process.

Employment Agreements

John D. McCown, Jr. entered into an employment agreement relating to his service as Chairman of the Board of Directors and Chief Executive Officer of the Company, effective as of August 5, 2004. Under the employment agreement, Mr. McCown is responsible for the general and active management of the business and affairs of the Company, subject to the control of the Board of Directors.

The initial term of Mr. McCown’s employment agreement is two years and is automatically renewed thereafter for one-year terms unless either party gives notice of nonrenewal at least six months or more before the end of the current term. If the Company terminates Mr. McCown’s employment without cause, as that term is defined in the employment agreement, he may be entitled to receive 12 months severance pay, which is currently $298,320, at the time of his termination.

Mr. McCown’s employment agreement also contains certain non-competition and non-solicitation covenants that run for nine months after the date that Mr. McCown’s employment with the Company terminates.

William G. Gotimer, Jr. entered into an employment agreement relating to his service as Vice President and General Counsel of the Company, effective as of April 5, 2002. Since that time he has been promoted to Executive Vice President and General Counsel.

The initial term of Mr. Gotimer’s employment agreement is two years and is automatically renewed thereafter for successive two-year terms. If the Company terminates Mr. Gotimer’s employment without Cause or Mr. Gotimer terminates his employment for Good Reason, as those terms are defined in the employment agreement, he will be entitled to receive two years of his base salary, which is currently $262,500. This amount will not be subject to mitigation or reduction for other employment obtained during this period. In addition, Mr. Gotimer will be treated as continuing his employment during such two-year period for purposes of his stock options, including vesting and exercise provisions.

Performance Graph

The following line graph compares the Company’s cumulative total stockholder return on its Common Stock since December 31, 2000, with the cumulative total return of the NASDAQ US Index and the S & P Truckers Index. These comparisons assume the investment of $100 on December 31, 2000 in each index and in the Company’s Common Stock and the reinvestment of dividends. The Company has paid no dividends since its inception. There is no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company makes no predictions as to the future performance of its stock.

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Trailer Bridge, Inc.	$ 78.81	126.81	327.05	564.15	548.15
Nasdaq US Index	79.32	54.84	81.99	89.22	91.12
S&P Truckers Index	139.72	162.09	203.68	305.70	356.14

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee, which has been established in accordance with Section 3(a)(59)(A) of the Securities Exchange Act of 1934, is to oversee the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. The Audit Committee is comprised of Allen L. Stevens, Robert P. Burke, and Peter S. Shaerf, each of who is “independent” under NASDAQ rules. All the committee members are “financially literate,” and the Board of Directors has determined that Mr. Stevens, the committee chair, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission and NASDAQ.

For the year ended December 31, 2005 the Audit Committee:

* retained BDO Seidman, LLP as the Company’s independent public accountants

* reviewed and discussed the Company’s fiscal 2005 financial statements with management and representatives of BDO Seidman, LLP, the Company’s independent public accountants;

* discussed with BDO Seidman, LLP the matters required to be discussed and received copies of material written communications between BDO Seidman, LLP and management as required by Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X;

* received the written disclosures and the letter from BDO Seidman, LLP and The GriggsGroup, P.A., a member of the BDO Alliance network of firms, as required by Independence Standards Board Standard No. 1; and

* discussed with BDO Seidman, LLP its independence.

Based on the foregoing review, discussions and disclosures, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s annual report on Form 10-K for the year 2005.

AUDIT COMMITTEE:

Allen L. Stevens Peter S. Shaerf Robert P. Burke

Principal Accounting Firm Fees

The following table provides information relating to the fees billed or to be billed to the Company for the years ending December 31, 2005 and 2004 by BDO Seidman, LLP, the Company’s independent registered public accounting firm:

	Audit Fees (a)	Audit-Related Fees	Tax Fees	All Other Fees	Total Fees
Fiscal Year 2005	$162,000	--	--	--	$162,000
Fiscal Year 2004	$310,000	--	--	--	$310,000

(a)     The aggregate fees and expenses billed by BDO Seidman, LLP (“BDO”) included professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for 2004 included a review of documents relating to a private placement of the Company’s secured notes, related comfort letter, and documents filed with the Securities and Exchange Commission to register such notes. Over 50% of the total hours spent by the auditors in carrying out the audit of the Company’s financial statements for the years ended December 31, 2005 and 2004, were spent by the GriggsGroup, P.A., members of the BDO Alliance network of firms. Such members are not full-time, permanent employees of BDO Seidman, LLP.

There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent accounting firm.

CERTAIN TRANSACTIONS

In 2005, the Company made principal payments totaling $.8 million and interest payments totaling $.2 million to Malcom P. McLean Jr., Nancy McLean Parker and Patricia McLean Mendenhall, the spouse of Greggory B. Mendenhall based on an outstanding debt.  The debt owed to these parties arose from a deferred payable due to K Corp. which was transferred to the Estate of Malcom P. McLean prior to the Company’s acquisition of K Corp. in December 2004.  The debt was distributed by the Estate to the parties listed above. The debt has an interest rate of 8.03%.  At December 31, 2005, $1.7 million remained payable and the Company is scheduled to make principal payments of $.8 million and interest payments totaling $.1 million in 2006 based on this outstanding debt.

PROPOSAL TO AMEND THE STOCK INCENTIVE PLAN

Introduction

The board of directors has approved, subject to shareholder approval, an amendment to the Company’s Stock Incentive Plan (the “Stock Plan”) to increase the number of shares of common stock reserved for issuance under the Stock Plan from 1,300,000 to 1,800,000 shares.

Reasons for and Possible Effect of the Amendment

Prior to the board’s approval of the increase in shares available under the Stock Plan, 44,194 shares of common stock remained available for grants under the Stock Plan and 1,214,827 shares were subject to outstanding options granted under the Stock Plan. The additional shares will allow the continuation of the Company’s policy of providing incentive awards in the form of stock options to eligible employees. These awards provide a means for key employees to increase their personal financial interest in the Company, stimulating the efforts of these employees and strengthening their desire to remain with the Company. However, authorizing the additional shares under the Stock Plan may cause dilution to the Company’s current shareholders.

Principal Features of the Stock Plan

The Stock Plan authorizes incentive awards in the form of options to purchase shares of common stock. All present and future key employees of the Company are eligible to receive awards under the Stock Plan. No more than 235,500 shares of common stock may be allocated to awards granted to any employee during any single calendar year. In the event of a stock dividend, stock split, merger or consolidation of shares or similar transaction, the number and type of shares subject to the Stock Plan or subject to outstanding options may be appropriately adjusted.

A committee of the board of directors consisting of at least two outside directors administers the Stock Plan and has the complete authority to determine when to grant awards, which employees are eligible to participate in the Stock Plan, which eligible employees will receive awards, the number of shares to be allocated to each award and the terms and conditions of each award. The committee may impose conditions on the exercise of options, including performance targets and waiting periods, and may accelerate the exercisability of options.

Options to purchase shares of common stock granted under the Stock Plan may be incentive stock options or nonstatutory stock options. The option price of common stock may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the common stock on the date of the option grant. The value of incentive stock options, based on the exercise price of options that become exercisable for the first time in any calendar year, is limited to $100,000.

If the option so provides, an optionee exercising an option may pay the purchase price in cash, by delivering shares of common stock or by delivering an exercise notice together with instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares to pay the exercise price.

Unless otherwise provided in the terms of the award, no options may be sold, transferred or pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Stock Plan are exercisable during his or her lifetime only by such participant. In its discretion, the committee may permit a participant to transfer an option without consideration to the participant’s children, grandchildren and/or spouse, or to trusts for the benefit of such family members or other entities of which such family members are the only equity owners.

The board of directors may amend or terminate the Stock Plan at any time, provided that no change will adversely affect any outstanding options without the option holder’s consent. If not sooner terminated by the board, the Stock Plan will terminate on July 23, 2007.

Federal Income Tax Consequences

The holder of an incentive stock option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option. However, the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax. The optionee generally will be entitled to long term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option, if the shares have been held for more than two years from the date of the option grant and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise exceeds the applicable exercise price. The Company will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will generally be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition.

No income will be recognized by a participant at the time a nonstatutory option is granted. The exercise of a nonstatutory stock option will generally be a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option exercise price. The Company ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a nonstatutory option equal to the ordinary income recognized by the participant.

Vote Required

The amendment to the Stock Plan will be approved if the votes cast in favor of approval of the amendment exceed the votes cast against approval. Abstentions and broker-non-votes will have no effect on the outcome of the vote.

The board of directors believes that approval of the amendment to the Stock Plan is in the best interest of all shareholders and recommends a vote for the amendment to the Stock Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2006. No representatives from BDO Seidman, LLP are expected to be present at the Annual Meeting or available to make a statement or to respond to questions from shareholders.

PROXY SOLICITATION EXPENSE

The expense of proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS AND COMMUNICATIONSWITH
THE BOARD OF DIRECTORS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 20, 2006, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders. The persons named in proxies solicited by the Company’s Board of Directors for the next annual meeting may exercise discretionary voting power with respect to any shareholder proposal which is not required to be included in the Company’s proxy statement and which is received later than March 5, 2007.

Stockholders who wish to communicate with the Company’s Board of Directors or with a particular director should send a letter to the Company’s General Counsel, Trailer Bridge, Inc., 10405 New Berlin Road East, Jacksonville, Florida 32226. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter should identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or one or more specified individual directors. The General Counsel will make copies of each such letter and circulate it to the appropriate director or directors.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters properly come before the Annual Meeting, it is intended that the accompanying proxy may be voted on such matters in accordance with the views of management.

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

By order of the Board of Directors,

WILLIAM G. GOTIMER, JR.
Executive Vice President, General Counsel and Secretary

Jacksonville, Florida
April 24, 2006

Annual Meeting Proxy Card

A        Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.
1. To elect seven Directors.

Nominee:

	For	Withhold		For	Withhold
01 - Robert P. Burke	[_]	[_]	05 - Peter S. Shaerf	[_]	[_]
02 - John D. McCown	[_]	[_]	06 - Allen L. Stevens	[_]	[_]
03 - Malcom P. McLean, Jr.	[_]	[_]	07 - Nickel van Reesema	[_]	[_]
04 - Gregory B. Mendenhall	[_]	[_]

B        Issue
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. To approve the Amendment to the Company's Stock Incentive Plan	[_]	[_]	[_]

C        Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign your name(s) exactly as it appears hereon. If signing as attorney or for estates, trusts or corporations, title or capacity should be indicated.
PLEASE RETURN THIS PROXY PROMPTLY.

Signature 1 - Please keep signature within the box       Signature 2 - Please keep signature within the box       Date (mm/dd/yyy)

[_____________________________________]          [_____________________________________]      ____/____/________

Proxy - TRAILER BRIDGE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints JOHN D. MCCOWN and WILLIAM G. GOTIMER, JR., and each of them, proxies with power of substitution to each, to vote and act at the annual meeting of common shareholders of TRAILER BRIDGE, INC. to be held at the Hampton Inn, 6530 Isla Verde Road, Carolina, Puerto Rico 10:00 a.m. on Wednesday, May 17, 2006, and at any adjournment thereof, on and with respect to the Common Stocl of the undersigned, or on and with respect to which the undersigned is entitled to vote or act.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND AT ANY ADJOURNMENT THEREOF.

SEE REVERSE SIDE IMPORTANT - TO BE SIGNED DATED ON THE REVERSE SIDE

Appendix A

AMENDMENT NO. 2
TO
TRAILER BRIDGE, INC.
STOCK INCENTIVE PLAN

        Pursuant to Section 7.1 of the Trailer Bridge, Inc. Stock Incentive Plan (the “Plan”), the Board of Directors, in order to provide incentive to key employees of the Company and align their interest with those of stockholders, hereby adopts the following amendment to the Plan in order to increase the number of Shares covered by the Plan by 500,000 Shares (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan):

        Section 4.1 of the Plan is hereby amended to read in full as follows:

“4.1 NUMBER OF SHARES AVAILABLE. Subject to Section 4.3, the maximum number of Shares which may be issued under the Plan is One Million Eight Hundred Thousand (1,800,000) Shares.”

        This Amendment, and all grants of Shares authorized by this Amendment, shall be subject to approval by the stockholders of the Company within 12 months from the date of adoption of this Amendment by the Company’s Board of Directors.

        Except as amended hereby, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been adopted by the Company’s Board of Directors this 15th day of March, 2006

TRAILER BRIDGE, INC.
By:_______________________
John D. McCown
Chairman and CEO

Appendix B

TRAILER BRIDGE, INC.
NOMINATING COMMITTEE CHARTER

Purpose

The purpose of the Nominating Committee (the “Committee”) is:

1.	to assist the Board in establishing criteria and qualifications for potential Board members, and

2.	to identify high quality individuals who have the core competencies and experience to become members of the Company’s Board and to recommend to the Board the director nominees for the next annual meeting of shareholders.

Committee Membership

The Committee shall consist those directors who qualify as “independent directors,” as defined by NASDAQ rules. The members of the Committee may, if they so desire, elect a Chair, who shall serve at the pleasure of the Committee.

Meetings

•	The Committee shall meet at least twice annually, and more frequently as circumstances may dictate.

•	The Committee will meet at the call of its Chairman or the Chairman of the Board.

•	A majority of the Committee members will be quorum for the transaction of business.

•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.

•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee without a meeting if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.

•	Minutes shall be taken at each meeting of the Committee and included in the permanent minutes of the Company.

•	A report of the Committee shall be presented to the Board on a regular basis, and no less frequently than annually.

Committee Authority and Responsibilities

1.	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2.	The Committee shall establish criteria and core competencies for potential director candidates, actively seek qualified and experienced individuals for any vacancies, and recommend nominees to the full Board, including incumbents standing for re-election.

3.	When vacancies develop, the Committee will solicit input regarding potential new candidates from management as well as existing directors, and will look for candidates with skills and experience that will complement the board’s existing make-up.

4.	The Committee shall work with the entire Board in assessing board performance in connection with the nominations process.

5.	The Committee shall develop procedures for shareholders to submit recommendations for nominees. The Committee will consider and apply the same criteria to, any candidates submitted to the Committee by shareholders that the Committee applies to its own candidates.